Exhibit 4.2

AMENDMENT TO Warrant to Purchase COMMON Stock

This Amendment to Warrant to Purchase Common Stock (this “Amendment”) is entered into as of June 26, 2017, by and between SVB FINANCIAL GROUP (“Holder”) and SAVARA INC. a Delaware corporation (“Company”).

RECITALS

Company has issued for the benefit of Silicon Valley Bank (“Bank”) that certain Warrant to Purchase Common Stock dated April 28, 2017 (as amended from time to time, the “Warrant”).  Bank has assigned the Warrant to Holder.  Holder and Company now desire to amend the Warrant in accordance with the terms of this Amendment.

NOW, THEREFORE, Holder and Company agree as follows:

1.The Number of Shares of Common Stock for which the Warrant is exercisable is amended and restated in its entirety to read as follows:

   “Number of Shares of Common Stock:  12,362”

2.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Warrant.  The Warrant, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.

3.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SAVARA INC.

By:	/s/ David L. Lowrance

Name:	David L. Lowrance

Title:	CFO

SVB FINANCIAL GROUP

By:	/s/ Igor DaCruz

Name:	Igor DaCruz

Title:	Vice President

[Signature Page to Amendment to Warrant to Purchase Common Stock]